Exhibit 99.1


                       STOCK OPTION CONFIRMING MEMORANDUM
                       GRANT OF NON-QUALIFIED STOCK OPTION
                     Private & Confidential (Addressee Only)

    2006 STOCK INCENTIVE PLAN: GENERAL VERSION Division: --- COMPANY
    CODE: 1010 --- VESTING CODE: G5 Location: --- PLAN CODE:
    06RT/2006-R1

    We are pleased to advise you that you have been granted an option to purchase #,### shares of Analog Devices, Inc. Common Stock on the terms and conditions set forth below (the "Option"). The grant of this Option reflects Analog's confidence in your commitment and contributions to the success and continued growth of Analog Devices, Inc. (the "Company").

           GRANT OF OPTION: This memorandum confirms that, subject to the terms and conditions of the Analog Devices, Inc. 2006 Stock Incentive Plan (the "Plan"), the Company has granted to you (the "Optionee"), effective on the Date of Grant set forth below, an option to purchase shares of the Company's Common Stock (the "Option Shares") as follows:

    Date of Grant:                                     99/99/9999
    Number of Option Shares Granted:                        #,###
    Option Exercise Price Per Share:                      $ ##.##

ALL TERMS NOT DEFINED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE PLAN. EXERCISE OF OPTION: The Option is exercisable as follows:

                           EXERCISE PERIOD              NUMBER OF SHARES
            -------------------------------------------------------------
                           Vesting Period #1                       #,###
                           Vesting Period #2                       #,###
                           Vesting Period #3                       #,###

    The right of exercise is cumulative, so that if the Option is not exercised to the maximum extent permissible during any period, it is exercisable, in whole or in part, with respect to all shares not so purchased at any time during any subsequent period prior to the expiration or termination of the Option.

           TERM OF OPTION; TERMINATION OF EMPLOYMENT:

1. The term of the Option is ten (10) years after the Date of Grant, subject, however, to the early termination provisions set forth herein.

2. Except as otherwise provided herein, the Option shall be exercisable by the Optionee (or his/her successor in interest) following the termination of the Optionee's employment only to the extent that the Option was exercisable on or prior to the date of such termination.

3. The Option shall terminate on the date the Optionee voluntarily terminates employment with the Company or one of its subsidiaries (except by reason of retirement after attaining age 60 as provided below) or on the date his/her employment is terminated by the Company without "Cause" (as defined in paragraph 4), but any Option Shares that are exercisable on the date of such termination shall continue to be exercisable for a period of three (3) months following such termination date.

4. The Option shall terminate on the date the Optionee's employment with the Company or one of its subsidiaries is terminated by the Company for "Cause", and all Option Shares that are then exercisable shall forthwith cease to be exercisable. "Cause" for this purpose means unsatisfactory job performance (as determined by the Company), willful misconduct, fraud, gross negligence, disobedience or dishonesty.

5. Upon the death of the Optionee while he/she is an employee of the Company or one of its subsidiaries, the Option shall become exercisable in full on the date of death and shall continue to be exercisable (by the Optionee's successor in interest) over the remaining term of the Option.

6. If the Optionee's employment with the Company terminates by reason of the retirement of the Optionee after attaining age 60, the Option shall terminate on the date of such retirement, but any Option Shares that are exercisable on the date of such retirement shall continue to be exercisable over the remaining term of the Option; provided that all then-exercisable Option Shares held by such Optionee shall immediately cease to be exercisable in the event that such Optionee becomes an employee of any competitor of the Company (as determined in the sole discretion of the Company).

7. If the employment of the Optionee terminates due to disability (as determined by the Company), the Option Shares that are not exercisable as of the date of disability shall become exercisable on the date or dates (over the remaining term of the Option) that they otherwise would have become exercisable if the Optionee's employment had not been terminated due to disability. Any Option Shares that are exercisable upon disability prior to giving effect to this provision shall continue to be exercisable over the remaining term of the Option.

As used herein, the terms "employment" and "employee" shall mean and include any one of the following relationships with the Company: director, employee, consultant or advisor.

PAYMENT OF PURCHASE PRICE: The following payment methods may be used to purchase Option Shares:

     1.   A cashless exercise in a manner described in the Plan.

     2.   Cash or check payable to the Company.

     3. Delivery by the Optionee of shares of Common Stock of the Company that have been owned by the Optionee for at least six months and subject to such other terms and conditions contained in the Plan.

     4.   Any combination of the above methods.

     NON-TRANSFERABILITY OF OPTION: Except as provided by will or the laws of descent and distribution, this Option is personal and no rights granted hereunder shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), nor shall any such rights be subject to execution, attachment or similar process.

     ADJUSTMENT: This Option is subject to adjustment (including with respect to vesting of the Option Shares) upon certain changes in the Company's common stock and certain other events, including a Change in Control Event or a Reorganization Event, as provided in Section 11 of the Plan.

     WITHHOLDING TAXES: As a condition to the issuance of shares upon exercise of the Option, the Optionee shall pay to the Company, or make provision satisfactory to the Company for payment of, an amount sufficient to satisfy federal, state and local withholding tax requirements.

A copy of the Plan prospectus and brochure describing the principal features of the Plan is available on the Company's Intranet at www.analog.com/employee (from Signals home page, click Knowledge Centers, Employee Stock Programs. The related documents can be found in the right-hand column). If you have any questions regarding your stock option, please contact your regional stock plan administrator, Jennifer Baptiste at (781)461-3889 or Jennifer.Baptiste@Analog.com; or Fran Sarro, Assistant Treasurer, at (781) 461-3907 or email Fran.Sarro@Analog.com. If you are unable to access this information via the Intranet, your regional stock plan administrator can provide you with copies.

/s/ Ray Stata                     /s/ Jerald G. Fishman
-------------                     ---------------------
Ray Stata                         Jerald G. Fishman
Chairman of the Board             President & Chief Executive Officer